Exhibit 99.1

Uranium Resources, Inc. Reports on Plan of Action for Advancing Churchrock, New Mexico Property

  URI has one of the largest uranium holdings in the United States
  New Mexico has the largest uranium resource base in the country
  Domestic uranium production supplies less than 10% of U.S. nuclear power plant fuel needs

LEWISVILLE, Texas--(BUSINESS WIRE)--July 22, 2010--Uranium Resources, Inc. (NASDAQ: URRE) (“URI”) reported today on its plan of action for advancing its Churchrock project; having received the recent U.S. Tenth Circuit Court of Appeals determination that its Section 8 property is not Indian Country.

Don Ewigleben, President and CEO, commented, “The significance of this ruling lies in our ability to now take the actions necessary to advance this property toward production. Our Discharge Plan (Underground Injection Control Permit) from the New Mexico Environmental Department (NMED) and our Source Material License from the Nuclear Regulatory Commission (NRC) are both in timely renewal status. We will be meeting with the appropriate state and federal agencies over the next several weeks to discuss next steps.

URI’s objective is to be in a position to begin uranium production in New Mexico by the first half of 2013, assuming the renewal processes move forward in a timely manner, a recovery in uranium prices and the availability of financing for the necessary capital expenditures to build the infrastructure. Our project will be a major contributor to addressing the need for domestic uranium production to supply U.S. nuclear power plant needs.”

Our license will allow us to produce one million pounds of uranium per year for the initial project, after which we will demonstrate certain restoration parameters and can then move forward to produce up to three million pounds per year.”

A public meeting is scheduled with the NRC at their headquarters in Rockville, MD on July 29th from 3:00 pm to 4:00 pm.

URI has 183,000 acres of mineral holdings in New Mexico and 101.4 million pounds of in place mineralized uranium material. There are 33.9 million pounds of in place mineralized uranium material that can be produced under its NRC Source Materials License. The Section 8 portion of the NRC licensed area is underlain by 6.5 million pounds of in place mineralized uranium material.

Mr. Ewigleben continued, “After we have completed preliminary discussions with the appropriate staff of both the NRC and NMED, we plan on submitting the materials that they may need to renew our Source Materials License and Discharge Plan. These meetings will help to determine the scope of the submittals and staff expectations.”

Concurrently, the Company is updating its project feasibility study and reviewing the project engineering including facility design and cost estimates. The Tenth Circuit decision is still subject to the EPA and the Navajo seeking review at the United States Supreme Court.

Mr. Ewigleben concluded, “We will continue to demonstrate how in situ recovery mining is safe and environmentally friendly, while also showing that modern safety protocols have advanced significantly from the last mining cycle. Bringing uranium mining back to New Mexico will have a strong economic impact on the State by creating jobs in the communities of Cibola and McKinley Counties where we will operate.”

About Uranium Resources, Inc.

Uranium Resources Inc. explores for, develops and mines uranium. Since its incorporation in 1977, URI has produced over 8 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas where the Company currently has ISR mining projects. URI has 183,000 acres of uranium mineral holdings and 101.4 million pounds of in-place mineralized uranium material in New Mexico, as well as a NRC license to produce up to 1 million pounds of uranium. The Company acquired these properties over the past 20 years along with an extensive information database of historic mining logs and analysis. None of URI’s properties is currently in production.

URI’s strategy is to fully exploit its resource base in New Mexico and Texas, expand its asset base both within and outside of New Mexico and Texas, partner with larger mining companies that have undeveloped uranium or with junior mining companies that do not have the mining experience of URI, as well as provide restoration expertise to those that require the capability or lack the proficiency.

Uranium Resources routinely posts news and other information about the Company on its Web site at www.uraniumresources.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company’s mineralized uranium materials, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico, planned dates for commencement of production at such properties, revenue, cash generation and profits are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the spot price and long-term contract price of uranium, weather conditions, operating conditions at the Company’s mining projects, government regulation of the mining industry and the nuclear power industry, world-wide uranium supply and demand, availability of capital, timely receipt of mining and other permits from regulatory agents and other factors which are more fully described in the Company’s documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

CONTACT:
Investor:
Kei Advisors LLC
Deborah K. Pawlowski/James M. Culligan
716-843-3908/ 716-843-3874
dpawlowski@keiadvisors.com/jculligan@keiadvisors.com
or
Media:
April Wade, 505-440-9441
awade@uraniumresources.com
or
Company:
Don Ewigleben, 972-219-3330
President & Chief Executive Officer